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Exhibit 3.1

                           SECOND AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                            ROCKY SHOES & BOOTS, INC.
                           (adopted November 5, 1997)


         Mike Brooks, President, and Curtis A. Loveland, Secretary, of Rocky Shoes & Boots, Inc. (the "Corporation"), with its principal offices located at Nelsonville, Athens County, Ohio, do hereby certify that pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Articles of Incorporation of the Corporation, the Board of Directors on November 5, 1997, adopted a resolution creating a series of 125,000 (one hundred-twenty five thousand) shares of Voting Preferred Stock, no par value, designated as Series B Junior Participating Cumulative Preferred Stock, and that the Amended and Restated Articles of Incorporation have been amended and restated as follows:

         FIRST: The name of the Corporation shall be Rocky Shoes & Boots, Inc.

         SECOND: The place in Ohio where its principal office is to be located is Athens County, the City of Nelsonville, Ohio.

         THIRD: The purposes for which it is formed are to engage in any business or activity for which corporations may be formed under Sections 1701.01 to 1701.98, inclusive, of the Revised Code of Ohio.

         FOURTH: The total number of shares of all classes of stock which the Corporation shall have the authority to issue is Ten Million Five Hundred Thousand (10,500,000) consisting of:

                  1. Ten Million (10,000,000) shares of Common Stock, without par value (the "Common Stock");

                  2. Two Hundred Fifty Thousand (250,000) shares of Voting Preferred Stock, without par value (the "Voting Preferred Stock"); and

                  3. Two Hundred Fifty Thousand (250,000) shares of Non-Voting Preferred Stock, without par value (the "Non-Voting Preferred Stock").


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         A.     COMMON STOCK
                ------------

         The holders of the Common Stock are entitled at all times to one vote for each share and to such dividends as the Board of Directors may in its discretion from time to time legally declare, subject, however, to the voting and dividend rights, if any, of the holders of the Voting Preferred Stock and the Non-Voting Preferred Stock. In the event of any liquidation, dissolution or winding up of the Corporation, the remaining assets of the Corporation after the payment of all debts and necessary expenses shall be distributed among the holders of the Common Stock pro rata in accordance with their respective holdings, subject, however, to the rights of the holders of the Voting Preferred Stock and the Non-Voting Preferred Stock then outstanding. The Common Stock is subject to all of the terms and provisions of the Voting Preferred Stock and the Non-Voting Preferred Stock as fixed by the Board of Directors as hereinafter provided.

         B.     VOTING PREFERRED STOCK
                ----------------------

         The Board of Directors is hereby expressly authorized to adopt amendments to the Articles of Incorporation to provide for the issuance of one or more series of Voting Preferred Stock, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, including without limitation the following, and the shares of each series may vary from the shares of any other series in the following respects:

                (a) the division of such shares into series and the designation and authorized number of shares of each series;

                (b)   the annual dividend rate on the shares;

                (c) the dates of payment of dividends, whether the dividends shall be cumulative and, if cumulative, the date from which dividends shall accumulate;

                (d) the redemption price or prices for the particular series, if redeemable, and the terms and conditions of such redemption;

                (e)   sinking fund requirements, if any;

                (f) the preference, if any, of the shares of such series in the event of any voluntary or involuntary liquidation, dissolution, or winding up of affairs of the Corporation;

                (g) the right, if any, of the shares of such series to be converted into shares of any other series or class and the terms and conditions of such conversion; and

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                (h)   any other relative rights, preferences, and
                      limitations of that series.

         The holders of Voting Preferred Stock shall be entitled at all times to one vote for each share, voting as a class.

         C.     NON-VOTING PREFERRED STOCK
                --------------------------

         The Board of Directors is hereby expressly authorized to adopt amendments to the Articles of Incorporation to provide for the issuance of one or more series of Non-Voting Preferred Stock, and to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, including without limitation the following, and the shares of each series may vary from the shares of any other series in the following respects:

                (a) the division of such shares into series and the designation and authorized number of shares of each series;

                (b)   the annual dividend rate on the shares;

                (c) the dates of payment of dividends, whether the dividends shall be cumulative and, if cumulative, the date from which dividends shall accumulate;

                (d) the redemption price or prices for the particular series, if redeemable, and the terms and conditions of such redemption;

                (e)   sinking fund requirements, if any;

                (f) the preference, if any, of the shares of such series in the event of any voluntary or involuntary liquidation, dissolution, or winding up of affairs of the Corporation;

                (g) the right, if any, of the shares of such series to be converted into shares of any other series or class and the terms and conditions of such conversion; and

                (h) any other relative rights, preferences, and limitations of that series.

         Except as otherwise required by law, no holders of Non-Voting Preferred Stock shall be entitled to vote on any matter submitted to the shareholders of the Corporation.


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         D.     SERIES A CONVERTIBLE NON-VOTING PREFERRED STOCK
                -----------------------------------------------

         There shall be created out of the authorized number of shares of Non-Voting Preferred Stock of the Corporation a series of Non-Voting Preferred Stock designated as Series A Non-Voting Convertible Preferred Stock (the "Series A Stock"), to consist of 125,000 shares, with a stated value of $.06 per share, of which the preferences and relative and other rights, and the qualifications, limitations or restrictions thereof, shall be (in addition to those set forth elsewhere in this Article FOURTH) as follows:

                1. CERTAIN DEFINITIONS. Unless the context otherwise requires, the terms defined in this paragraph shall have, for the purposes of this paragraph and paragraphs 2 through 10 below, the meanings herein specified.

                COMMON STOCK. The term "Common Stock" shall mean all shares now or hereafter authorized of any class of Common Stock of the Corporation and any other shares of the Corporation, howsoever designated, authorized after the Issue Date, which have the right (subject always to prior rights of any class or series of Voting and Non-Voting Preferred Stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount.

                ISSUE DATE. The term "Issue Date" shall mean the date that shares of Series A Stock are first issued by the Corporation.

                JUNIOR STOCK. The term "Junior Stock" shall mean the Common Stock and any class or series of shares of the Corporation issued after the Issue Date not entitled to receive any assets upon the liquidation, dissolution or winding up of the affairs of the Corporation until the shares of Series A Stock shall have received the Stated Value of all outstanding shares of Series A Stock as of the date of such liquidation, dissolution or winding up, plus any accrued and unpaid dividends to such date.

                PARITY STOCK. The term "Parity Stock" shall mean, for purposes of paragraph 3 below, any class or series of shares of the Corporation issued after the Issue Date entitled to receive assets upon the liquidation, dissolution or winding up of the affairs of the Corporation on a parity with the Series A Stock.

                SENIOR STOCK. The term "Senior Stock" shall mean any class or series of shares of the Corporation issued after the Issue Date ranking senior to the Series A Stock in respect of the right to receive dividends, as discussed in paragraph 2 below, or assets upon the liquidation, dissolution or winding up of the affairs of the Corporation, as discussed in paragraph 3 below.

                STATED VALUE. The term "Stated Value" when used in reference to the Series A Stock shall mean $.06 per share of Series A Stock.

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                2. DIVIDEND RATE; PAYMENT. The dividend rate and dates of
         payment for Series A Stock shall be identical to the Common Stock.

                3. DISTRIBUTIONS UPON LIQUIDATION, DISSOLUTION OR WINDING UP. In the event of any voluntary or involuntary liquidation, subject to the prior preferences and other rights of any shares of Senior Stock, but before any distribution or payment shall be made to the holders of Junior Stock, the holders of the shares of Series A Stock shall be entitled to be paid the Stated Value of all outstanding shares of Series A Stock as of the date of such liquidation or dissolution or such other winding up, plus any accrued and unpaid dividends thereon to such date, in cash or in property taken at its fair value as determined by the Board of Directors, or both, at the election of the Board of Directors. If such payment shall have been made in full to the holders of the Series A Stock, and if payment shall have been made in full to the holders of any Senior Stock and Parity Stock of all amounts to which such holders shall have a preference, then the remaining assets and funds of the Corporation shall be distributed pro rata, on a share-for-share basis, among the holders of shares of Series A Stock, Parity Stock and Junior Stock. If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the net assets of the Corporation distributable among the holders of all outstanding shares of Series A Stock and of any shares of Parity Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire net assets of the Corporation remaining after the distributions to holders of any shares of Senior Stock of the full amounts to which they may be entitled shall be distributed among the holders of the shares of Series A Stock and of any Parity Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled. Neither the consolidation nor merger of the Corporation into or with another corporation or corporations, nor the sale of all or substantially all of the assets of the Corporation to another corporation shall be deemed a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this paragraph 3.

                4. VOTING RIGHTS. Except as otherwise required by law, no holder of the Series A Stock shall be entitled to vote on any manner submitted to the shareholders of the Corporation.

                5. CONVERSION. Each share of Series A Stock may, at the option of the holder, be converted into one share of Common Stock of the Corporation at any time after the second anniversary of the Issue Date. All remaining issued and outstanding shares of Series A Stock shall, without further action by the holders thereof, convert into an equal number of shares of Common Stock on the fifth anniversary of the Issue Date.

                6. ADJUSTMENTS FOR STOCK SPLITS OR COMBINATIONS. If the Corporation shall at any time or from time to time after the Issue Date of the shares of Series A Stock, effect a stock split or stock dividend or other subdivision of the Common Stock, the Series A Stock shall be proportionately subdivided. Conversely, if the Corporation shall at any time or from time to time after the Issue Date of the Series A Stock, effect a combination of the Common

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         Stock, the Series A Stock shall be proportionately combined. In addition to the foregoing adjustment to the number of Series A Stock, the Stated Value shall be proportionately adjusted with any subdivision or combination of the Series A Stock. Any adjustment under this paragraph 6 shall become effective as of the close of business on the date the subdivision or combination becomes effective.

                7. OTHER TERMS. Except as may otherwise be provided in this Article FOURTH or as required by law, the terms of the Series A Stock shall be identical to those of the Common Stock.

                8. HEADINGS OF SUBDIVISIONS. The headings of the paragraphs 1 through 10 hereof are for convenience of reference only and shall not affect the interpretation of the provisions hereof.

                9. SEVERABILITY OF PROVISIONS. If any right, preference or limitation of the Series A Stock set forth in paragraphs 1 through 10 hereof (as may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in paragraphs 1 through 10 hereof (as so amended) which can be given effect without the invalid, unlawful and unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

                10. STATUS OF REACQUIRED SHARES. Upon conversion or redemption of all issued and outstanding shares of Series A Stock, shares reserved for the Series A Stock shall (upon compliance with any applicable provisions of the laws of the State of Ohio) have the status of authorized and unissued Non-Voting Preferred Stock issuable in series undesignated as to series and may be redesignated and reissued.

         E.     SERIES B JUNIOR PARTICIPATING CUMULATIVE PREFERRED STOCK.
                ---------------------------------------------------------

         There shall be created out of the authorized number of shares of Voting Preferred Stock of the Corporation a series of Voting Preferred Stock designated as Series B Junior Participating Cumulative Preferred Stock (the "Series B Preferred Stock"), to consist of 125,000 shares, without par value, of which the preferences and relative and other rights, and the qualifications, limitations or restrictions thereof, shall be (in addition to those set forth elsewhere in this Article FOURTH) as follows:

                1.    DIVIDENDS AND DISTRIBUTIONS.

                      (a) The holders of shares of Series B Preferred Stock, in preference to the holders of shares of Common Stock, without par value, of the Corporation (the "Common Stock") and of any other junior stock of the Corporation that may be

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                      outstanding, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the tenth day of January, April, July and October in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series B Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $0.25 per share ($1.00 per annum), or (ii) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock, or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series B Preferred Stock. In the event that the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then and in each such event, the amount to which the holder of each share of Series B Preferred Stock was entitled immediately prior to such event under clause (ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event, and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                      (b) The Corporation shall declare a dividend or distribution on the Series B Preferred Stock as provided in paragraph (a) of this Section 1 immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided, however, that in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $0.25 per share ($1.00 per annum) on the Series B Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

                      (c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series B Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series B Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a

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                      Quarterly Dividend Payment Date or is a date after the
                      record date for the determination of holders of shares of Series B Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which cases such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall cumulate but shall not bear interest. Dividends paid on the shares of Series B Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series B Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

                2. VOTING RIGHTS. The holders of shares of Series B Preferred Stock shall have the following voting rights:

                      (a) Each share of Series B Preferred Stock shall entitle the holder thereof to 100 votes (and each one one-hundredth of a share of Series B Preferred Stock shall entitle the holder thereof to one vote) on all matters submitted to a vote of the shareholders of the Corporation. In the event that the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then and in each such event, the number of votes per share to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event, and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                      (b) Except as otherwise provided in the Second Amended and Restated Articles of Incorporation of the Corporation or by law, the holders of shares of Series B Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

                      (c) In addition, the holders of shares of Series B Preferred Stock shall have the following special voting rights:

                             (i) In the event that at any time dividends on Series B Preferred Stock, whenever accrued and whether or not consecutive, shall not have been paid

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                             or declared and a sum sufficient for the payment
                             thereof set aside, in an amount equivalent to six quarterly dividends on all shares of Series B Preferred Stock at the time outstanding, then and in each such event, the holders of shares of Series B Preferred Stock and each other series of preferred stock now or hereafter issued that shall be accorded such class voting right by the Board of Directors and that shall have the right to elect one director (or, in the event any such other series is entitled to a greater number of directors, such number of directors, which shall be cumulative with and not in addition to the director provided for herein, such director or directors being hereinafter referred to as "Special Directors") as the result of a prior or subsequent default in payment of dividends on such series (each such other series being hereinafter called "Other Series of Preferred Stock"), voting separately as a class without regard to series, shall be entitled to elect the Special Director at the next annual meeting of shareholders of the Corporation, in addition to the directors to be elected by the holders of all shares of the Corporation entitled to vote for the election of directors, and the holders of all shares (including the Series B Preferred Stock) otherwise entitled to vote for directors, voting separately as a class, shall be entitled to elect the remaining members of the Board of Directors, provided that the Series B Preferred Stock and each Other Series of Preferred Stock, voting as a class, shall not have the right to elect more than one Special Director (in addition to any Special Director to which the holders of any Other Series of Preferred Stock are then entitled). Such special voting right of the holders of shares of Series B Preferred Stock may be exercised until all dividends in default on the Series B Preferred Stock shall have been paid in full or declared and funds sufficient therefor set aside, and when so paid or provided for, such special voting right of the holders of shares of Series B Preferred Stock shall cease, but subject always to the same provisions for the vesting of such special voting rights in the event of any such future dividend default or defaults.

                             (ii) At any time after such special voting rights shall have so vested in the holders of shares of Series B Preferred Stock, the Chairman of the Board, President, or Chief Executive Officer of the Corporation may, and upon the written request of the holders of record of 10% or more in number of the shares of Series B Preferred Stock and each Other Series of Preferred Stock then outstanding addressed to the President at the principal executive office of the Corporation shall, call a special meeting of the holders of shares of Preferred Stock so entitled to vote, for the election of the Special Directors to be elected by them as herein provided, to be held within 60 days after such call and at the place and upon the notice provided by law and in the Code of Regulations for the holding of meetings of shareholders; provided, however, that the Chairman of the Board, President, or Chief Executive

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                             Officer shall not be required to call such special
                             meeting in the case of any such request received less than 90 days before the date fixed for any annual meeting of shareholders, and if in such case such special meeting is not called or held, the holders of shares of Preferred Stock so entitled to vote shall be entitled to exercise the special voting rights provided in this paragraph at such annual meeting. If any such special meeting required to be called as above provided shall not be called by the Chairman of the Board, President, or Chief Executive Officer within 30 days after receipt of any such request, then the holders of record of 10% or more in number of the shares of Series B Preferred Stock and each Other Series of Preferred Stock then outstanding may designate in writing one of their number to call such meeting, and the person so designated may, at the expense of the Corporation, call such meeting to be held at the place and upon the notice given by such person, and for that sole purpose shall have access to the stock books of the Corporation. No such special meeting and no adjournment thereof shall be held on a date later than 60 days before the annual meeting of shareholders. If, at any meeting so called or at any annual meeting held while the holders of shares of Series B Preferred Stock have the special voting rights provided for in this paragraph, the holders of not less than 10% of the aggregate voting power of Series B Preferred Stock and each Other Series of Preferred Stock then outstanding are present in person or by proxy, which percentage shall be sufficient to constitute a quorum for the election of additional directors as herein provided, the then authorized number of directors of the Corporation shall be increased by the number of Special Directors to be elected, as of the time of such special meeting or the time of the first such annual meeting held while such holders have special voting rights and such quorum is present, and the holders of shares of Series B Preferred Stock and each Other Series of Preferred Stock, voting as a class, shall be entitled to elect the Special Director or Directors so provided for. If the directors of the Corporation are then divided into classes under provisions of the Second Amended and Restated Articles of Incorporation of the Corporation or the Code of Regulations, the Special Director or Directors shall belong to each class of directors in which a vacancy is created as a result of such increase in the authorized number of directors. If the foregoing expansion of the size of the Board of Directors shall not be valid under applicable law, then the holders of shares of Series B Preferred Stock and of each Other Series of Preferred Stock, voting as a class, shall be entitled, at the meeting of shareholders at which they would otherwise have voted, to elect a Special Director or Directors to fill any then existing vacancies on the Board of Directors, and shall additionally be entitled, at such meeting and each subsequent meeting of shareholders at which directors are elected, to elect all of the directors then

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                             being elected until by such class vote the
                             appropriate number of Special Directors has been so elected.

                             (iii) Upon the election at such meeting by the holders of shares of Series B Preferred Stock and each Other Series of Preferred Stock, voting as a class, of the Special Director or Directors they are entitled so to elect, the persons so elected, together with such persons as may be directors or as may have been elected as directors by the holders of all shares (including Series B Preferred Stock) otherwise entitled to vote for directors, shall constitute the duly elected directors of the Corporation. Each Special Director so elected by holders of shares of Series B Preferred Stock and each Other Series of Preferred Stock, voting as a class, shall serve until the next annual meeting or until their respective successors shall be elected and qualified, or if any such Special Director is a member of a class of directors under provisions dividing the directors into classes, each such Special Director shall serve until the annual meeting at which the term of office of such Special Director's class shall expire or until such Special Director's successor shall be elected and shall qualify, and at each subsequent meeting of shareholders at which the directorship of any Special Director is up for election, said special class voting rights shall apply in the reelection of such Special Director or in the election of such Special Director's successor; provided, however, that whenever the holders of shares of Series B Preferred Stock and each Other Series of Preferred Stock shall be divested of the special rights to elect one or more Special Directors as above provided, the terms of office of all persons elected as Special Directors, or elected to fill any vacancies resulting from the death, resignation, or removal of Special Directors shall forthwith terminate (and the number of directors shall be reduced accordingly).

                             (iv) If, at any time after a special meeting of shareholders or an annual meeting of shareholders at which the holders of shares of Series B Preferred Stock and each Other Series of Preferred Stock, voting as a class, have elected one or more Special Directors as provided above, and while the holders of shares of Series B Preferred Stock and each Other Series of Preferred Stock shall be entitled so to elect one or more Special Directors, the number of Special Directors who have been so elected (or who by reason of one or more resignations, deaths or removals have succeeded any Special Directors so elected) shall by reason of resignation, death or removal be reduced the vacancy in the Special Directors may be filled by any one or more remaining Special Director or Special Directors. In the event that such election shall not occur within 30 days after such vacancy arises, or in the event that there shall not be incumbent at least one Special Director, the Chairman of the Board, President, or Chief Executive Officer of the Corporation may, and upon the written request of the holders of record of 10% or more in number of the shares of Series B Preferred Stock and each Other Series of Preferred Stock then outstanding addressed to the Secretary at the principal office of the Corporation shall, call a special meeting of the holders of shares of Series B Preferred Stock and each Other Series of Preferred Stock so entitled to vote, for an election to fill such vacancy or vacancies, to be held within 60 days after such call and at the place and upon the notice provided by law and in the Code of Regulations for the holding of meetings of shareholders; provided, however, that the Chairman of the Board, President, or Chief Executive Officer shall not be required to call such special meeting in the case of any such request received less than 90 days before the date fixed for any annual meeting of shareholders, and if in such case such special meeting is not called, the holders of shares of Preferred Stock so entitled to vote shall be entitled to fill such vacancy or vacancies at such annual meeting. If any such special meeting required to be called as above provided shall not be called by the Chairman of the Board, President, or Chief Executive Officer within 30 days after receipt of any such request, then the holders of record of 10% or more in number of the shares of Series B Preferred Stock and each Other Series of Preferred Stock then outstanding may designate in writing one of their number to call such meeting, and the person so designated may, at the expense of the Corporation, call such meeting to be held at the place and upon the notice above provided, and for that purpose shall have access to the stock books of the Corporation; no such special meeting and no adjournment thereof shall be held on a date later than 60 days before the annual meeting of shareholders.

                      (d) Nothing herein shall prevent the directors or shareholders from taking any action to increase the number of authorized shares of Series B Preferred Stock, or increasing the number of authorized shares of Preferred Stock of the same class as the Series B Preferred Stock or the number of authorized shares of Common Stock, or changing the par value of the Common Stock or Preferred Stock, or issuing options, warrants or rights to any class of stock of the Corporation as authorized by the Second Amended and Restated Articles of Incorporation of the Corporation, as they may hereafter be amended.

                      (e) Except as set forth herein, holders of shares of Series B Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote as set forth in the Second Amended and Restated Articles of Incorporation of the Corporation or by law) for taking any corporate action.

                3.    CERTAIN RESTRICTIONS.

                      (a) Whenever any dividends or other distributions payable on the Series B Preferred Stock as provided in paragraph 1 hereof are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series B Preferred Stock outstanding shall have been paid in full, the Corporation shall not, directly or indirectly:

                             (i) declare or pay dividends on, or make any other distributions with respect to, any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock;

                             (ii) declare or pay dividends on, or make any other distributions with respect to, any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock, except dividends paid ratably on shares of the Series B Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                             (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series B Preferred Stock; or

                             (iv) purchase or otherwise acquire for
                             consideration any shares of Series B Preferred Stock, or any shares of stock ranking on a parity with the Series B Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                      (b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration, directly or indirectly, any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this paragraph 3, purchase or otherwise acquire such shares at such time and in such manner.

                4. REACQUIRED SHARES. Any shares of Series B Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock, without designation as to series, and may be reissued as part of any series of preferred stock created by resolution or resolutions of the Board of Directors (including Series B Preferred Stock), subject to the conditions and restrictions on issuance set forth herein.

                5. LIQUIDATION, DISSOLUTION OR WINDING UP. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made to:

                      (a) the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock unless, prior thereto, the holders of shares of Series B Preferred Stock shall have received the greater of (i) $1.00 per share ($0.001 per one one-hundredth of a share), plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, or (ii) an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock; or

                      (b) the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock, except distributions made ratably on the Series B Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

                      In the event that the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then and in each such event, the aggregate amount to which the holder of each share of Series B Preferred Stock was entitled immediately prior to such event under the proviso in clause (a) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event, and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                6. CONSOLIDATION, MERGER, ETC. In the event that the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, or otherwise changed, then and in each such event, the shares of Series B Preferred

         Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event that the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then and in each such event, the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series B Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event, and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                7. NO REDEMPTION. The shares of Series B Preferred Stock shall not be redeemable. Notwithstanding the foregoing, the Corporation may acquire shares of Series B Preferred Stock in any other manner permitted by law or the Second Amended and Restated Articles of Incorporation of the Corporation.

                8. RANK. Unless otherwise provided in the Second Amended and Restated Articles of Incorporation of the Corporation or an amendment of the Articles of Incorporation relating to a subsequent series of preferred stock of the Corporation, the Series B Preferred Stock shall rank junior to all other series of the Corporation's preferred stock as to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up, and senior to the Common Stock of the Corporation.

                9. AMENDMENT. The Second Amended and Restated Articles of Incorporation of the Corporation shall not be amended in any manner that would materially and adversely alter or change the powers, preferences or special rights of the Series B Preferred Stock without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock, voting together as a single series.

                10. FRACTIONAL SHARES. Series B Preferred Stock may be issued in fractions of a share (in one one-hundredths (1/100) of a share and integral multiples thereof) that shall entitle the holder thereof, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and have the benefit of all other rights of holders of shares of Series B Preferred Stock.

         FIFTH: The Corporation, through its Board of Directors, shall have the right and power to repurchase any of its outstanding shares at such times, for such consideration and upon such terms and conditions as may be agreed upon between the Corporation and the selling shareholder or shareholders.

         SIXTH: No holders of shares of the Corporation shall have any preemptive right to subscribe for or to purchase any shares of the Corporation of any class, whether now or hereafter authorized.

         SEVENTH: The provisions of Section 1701.831 of the Revised Code of Ohio, as may be amended from time to time, relating to control share acquisitions shall not be applicable to this Corporation.

         EIGHTH: The affirmative vote of the holders of the shares entitling them to exercise two-thirds of the voting power of the corporation shall be required for the approval or authorization of any (i) merger or consolidation of the Corporation with or into any other corporation or (ii) sale, lease, exchange or other disposition of all or substantially all of the assets of the Corporation to or with any other corporation, person or other entity; provided, however, that such two-thirds voting requirement shall not be applicable if the Board of Directors of the Corporation shall have approved such a transaction described in clause (i) or (ii) by resolution adopted by two-thirds of the members of the Board of Directors.

         NINTH: It is hereby declared to be a proper corporate purpose, reasonably calculated to benefit shareholders, for the Board of Directors to base the response of the Corporation to any "Acquisition Proposal" on the Board of Directors' evaluation of what is in the best interest of the Corporation and for the Board of Directors, in evaluating what is in the best interest of the Corporation, to consider:

         (i) The best interest of the shareholders; for this purpose the Board shall consider, among other factors, not only the consideration being offered in the Acquisition Proposal, in relation to the then current market price, but also in relation to the then current value of the Corporation in a freely negotiated transaction and in relation to the Board of Directors' then estimate of the future value of the Corporation as an independent entity, the business and financial conditions and earnings prospects of the acquiring person or persons, and the competence, experience and integrity of the acquiring person or persons and its or their management; and

         (ii) such other factors as the Board of Directors determines to be relevant, including, among other factors, the social, legal and economic effects of the Acquisition Proposal upon employees, suppliers, customers and business.

                  "Acquisition Proposal" means any proposal of any person (a) for a tender offer or exchange offer for any equity security of the Corporation, (b) to merge or consolidate the Corporation with another corporation, or (c) to purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation.

         TENTH: Indemnification and Insurance.

         The Corporation may indemnify any director, officer, incorporator or any former director or officer of the Corporation and any person who is or has served at the request of the Corporation as a director, officer or trustee of another corporation, partnership, joint venture, trust or other enterprise (and his heirs, executors and administrators) against expenses, including attorneys fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him by reason of the fact that he is or was such director, officer, incorporator or trustee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to the full extent and according to the procedures and requirements set forth in the Ohio General Corporation Law as the same may be in effect from time to time. The indemnification provided for herein shall not be deemed to restrict the right of the Corporation to (i) indemnify employees, agents and others as permitted by such Law, (ii) purchase and maintain insurance or provide similar protection on behalf of the directors, officers or such other persons against liabilities asserted against them or expenses incurred by them arising out of their service to the Corporation as contemplated herein, and
(iii) enter into agreements with such directors, officers, incorporators, employees, agents or others indemnifying them against any and all liabilities (or such lesser indemnification as may be provided in such agreements) asserted against them or incurred by them arising out of their service to the Corporation as contemplated herein.

         ELEVENTH: Notwithstanding any provision of Chapter 1701 of the Ohio Revised Code, now or hereafter in effect, no shareholder shall have the right to vote cumulatively in the election of directors.

         TWELFTH: The provisions of Chapter 1704 of the Ohio Revised Code, now or hereafter in effect, shall be applicable to this corporation.

         THIRTEENTH: These Amended and Restated Articles may be amended by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Corporation on the proposal; provided, however, that the provisions set forth in Articles Seventh, Eighth, Ninth, Eleventh, Twelfth and Thirteenth, herein, may not be repealed or amended in any respect unless such action is approved by the affirmative vote of the holders of shares entitling them to exercise two-thirds of the voting power of the Corporation on the proposal.

         FOURTEENTH: These Second Amended and Restated Articles of Incorporation take the place of and supersede the existing Amended and Restated Articles of Incorporation as heretofore amended.

         IN WITNESS WHEREOF, Mike Brooks, President, and Curtis A. Loveland, Secretary, of Rocky Shoes & Boots, Inc., acting for and on behalf of the Corporation, have hereunto subscribed their names this 5th day of November, 1997.

                                                   ROCKY SHOES & BOOTS, INC.



                                       By: /s/ Mike Brooks
                                          -----------------------------------
                                               Mike Brooks, President



                                       By: /s/ Curtis A. Loveland
                                          -----------------------------------
                                               Curtis A. Loveland, Secretary